                                                                   EXHIBIT 24(A)

                               POWERS OF ATTORNEY
                                      FOR
                           CORESTATES FINANCIAL CORP

  The following resolution was adopted by the unanimous approval of the directors of CoreStates Financial Corp at a meeting of the board of directors on October 17, 1995:

  RESOLVED, that each officer and director of the Corporation who may be required to execute the Registration Statement or any amendment and/or supplement thereto (whether on behalf of the Corporation or as an officer or director thereof or by attesting the seal of the Corporation or otherwise) be, and hereby is, authorized to execute a power of attorney appointing Terrence A. Larsen or Charles P. Connolly, Jr., or either of them, his/her true and lawful attorney and agent (with full power of substitution) to execute in his/her name, place and stead (in any such capacity), any Registration Statement or amendment, including any pre-effective or post-effective amendments or supplements thereto and any and all documents necessary or advisable in connection therewith, to attest the seal of the Corporation thereon, and to file the same with the Commission, said attorney and agent to have full power and authority to do and perform in the name and on behalf of each of said officers and directors, or both, as the case may be, every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any such officer or director might or could do in person.